Exhibit 99.1

CHESHIRE, Conn., March 5 /PRNewswire-FirstCall/ — Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced financial results for its second fiscal quarter and first half year ended January 31, 2004.

For the quarter ended January 31, 2004, Alexion (the “Company”) reported revenues of $147,000 compared to $220,000 for the same period last year. The decrease in revenues was primarily attributable to a decrease in grant reimbursable billings due to completion of the related research.

Total operating expenses for the quarter were $17.9 million compared to $21.0 million in the same quarter last year. The Company’s research and development expenses for the three-month period ended January 31, 2004 were $14.6 million compared to $18.2 million for the same period last year. The $3.6 million decrease resulted from lower clinical trial costs of $6.7 million due principally to the completion of the pexelizumab Phase III PRIMO-CABG clinical trial and the shift to Procter & Gamble Pharmaceuticals (“P&G”) of the CABG Phase III clinical trial costs. The Company and P&G previously agreed that the Company would bear the first 50% of the projected PRIMO-CABG Phase III clinical trial costs and P&G would bear the second 50%. The Company completed its portion of the 50% of the projected cost of this arrangement for the PRIMO-CABG trial in the second quarter of fiscal year 2003, while P&G completed their portion of the 50% of the projected cost in the first quarter of fiscal year 2004. In the second quarter of fiscal year 2004, additional costs incurred over the original projected costs were shared equally by the Company and P&G. Partially offsetting the decrease in clinical costs were increased manufacturing development and activity costs of $2.5 million for eculizumab and pexelizumab combined, and increased headcount and compensation costs of approximately $0.4 million. The Company’s general and administrative expenses were $3.3 million for the three months ended January 31, 2004 compared to $2.8 million for the same period last year. This increase resulted principally from increased expenses associated with pre-marketing and business development activities, as well as increased personnel and professional services to support the continued growth of the Company’s operations.

The Company posted investment income for the quarter of $1.0 million compared to $1.7 million for the same period last year, reflecting lower principal and lower market interest rates. Interest expense, primarily on the Company’s $120 million convertible subordinated notes, was unchanged at $1.9 million for the quarter compared to the same period last year.

The Company has classified its subsidiary Columbus Farming Corporation (“CFC”) as a discontinued operation and therefore incurred no CFC operating expense in the three months ended January 31, 2004. The loss from the discontinued operations of CFC was $18,000 and $483,000 for the three months ended January 31, 2004 and 2003, respectively. The Company continues to recognize CFC’s interest expense of $59,000 per quarter associated with a note payable to the party from which CFC purchased its primary assets. The current quarter also includes a reclassification of expenses from CFC to the parent company. In the same three months of the prior year, CFC incurred operating expenses of $424,000 in addition to the interest expense of $59,000 in the second quarter.

The Company incurred a net loss for the quarter of $18.6 million, or $0.85 per common share, versus a net loss of $21.5 million, or $1.18 per common share, for the same three-month period in 2003.

For the six months ended January 31, 2004 the Company’s revenues were $294,000 compared to $543,000 for the same period ended January 31, 2003. The decrease in revenue as compared to the same period a year ago resulted primarily from the reduction in grant reimbursable billings as a result of completion of the related research.

Total operating expenses were $37.3 million and $42.3 million for the six months ended January 31, 2004 and 2003, respectively. Research and development expenses were $31.2 million for the six months ended January 31, 2004 compared to $37.4 million for the six months ended January 31, 2003. The $6.2 million decrease resulted from lower clinical trial costs of $12.9 million, due principally to the completion of the pexelizumab Phase III PRIMO-CABG clinical study and to the shift to P&G of the CABG Phase III clinical trial costs as stated above. Partially offsetting the decrease in clinical costs were increased manufacturing development and activity costs of $5.4 million and increased headcount and compensation costs of approximately $0.9 million. General and administrative expenses were $6.1 million for the six months ended January 31, 2004 and $4.9 million for the six months ended January 31, 2003. This increase resulted principally from increased expenses associated with pre-marketing and business development activities, as well as increased personnel and professional services to support the continued growth of the Company’s operations.

Investment income was $2.0 million for the six months ended January 31,2004 and $3.5 million for the six months ended January 31, 2003. The decrease in investment income of $1.5 million resulted primarily from lower principal and lower market interest rates. Interest expense, primarily on the Company’s $120 million convertible subordinated notes, was $3.7 million for the six months ended January 31, 2004 and 2003. For the six months ended January 31,2004, the Company recorded a state tax benefit of approximately $133,000. The benefit is the result of legislation reinstated in August 2003 by the state of Connecticut that allows for the research and development tax credit exchange program for 2004. The legislation allows companies to exchange research and development tax credits earned in the tax year for a cash refund from the state at the rate of 65% of the research tax credit, as defined.

The loss from the discontinued operations of CFC was $118,000 for the six months ended January 31, 2004 and $1.1 million for the same period last year.

As a result of the above factors, the Company incurred a net loss of $38.8 million, or $1.85 basic and diluted net loss per common share, for the six months ended January 31, 2004 compared to a net loss of $43.1 million, or $2.37 basic and diluted net loss per common share, for the six months ended January 31, 2003.

Certain reclassifications have been made to prior year operating expenses and interest expense for the three and six months ended January 31, 2003 to classify the Company’s subsidiary CFC as a discontinued operation and also to conform prior year expense classifications to current year expense classifications.

As of January 31, 2004, Alexion had approximately $223.2 million in cash, cash equivalents and marketable securities.

“As we continue to advance our product pipeline towards commercialization, the second quarter was highlighted by the publication of our eculizumab PNH paper in the prestigious The New England Journal of Medicine. We are now preparing to initiate the pivotal Phase III program for this very important indication. At the same time we are aggressively moving forward with our partner Procter & Gamble Pharmaceuticals to initiate pivotal Phase III studies with pexelizumab in coronary artery bypass graft surgery patients and separately in acute myocardial infarction patients receiving angioplasty,” said Mr. David Keiser, President and Chief Operating Officer of Alexion. “The advance of these two products towards commercialization in three indications explains the focus and extent of our current resource requirements, and also illustrates the unusual opportunity available to Alexion to build significant value for our shareholders.”

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including cardiovascular and autoimmune disorders, inflammation and cancer. Alexion’s two lead product candidates, pexelizumab and eculizumab, are currently undergoing evaluation in several clinical development programs. Alexion has completed a Phase III clinical study with pexelizumab in coronary artery bypass graft surgery patients undergoing cardiopulmonary bypass, and two large Phase II studies with pexelizumab in acute myocardial infarction patients. The Phase III trial and Phase II trials were conducted in collaboration with Procter & Gamble Pharmaceuticals. In addition, eculizumab is in Phase II clinical trials in rheumatoid arthritis and membranous nephritis, and has completed pilot programs for the treatment of paroxysmal nocturnal hemoglobinuria and dermatomyositis. Alexion is engaged in discovering and developing a pipeline of additional antibody therapeutics targeting severe unmet medical needs, through its wholly owned subsidiary, Alexion Antibody Technologies, Inc. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at http://www.alexionpharm.com.

This news release contains forward-looking statements. Such statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including the results of pre-clinical or clinical studies (including termination or delay in clinical programs), the need for additional research and testing, delays in arranging satisfactory manufacturing capability, inability to acquire funding on timely and satisfactory terms, delays in developing or adverse changes in commercial relationships, the possibility that results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, dependence on Procter & Gamble Pharmaceuticals for development and commercialization of pexelizumab, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Annual Report on Form 10-K for the year ended July 31, 2003 and in our other filings with the Securities and Exchange Commission. P&GP retains the development rights and the termination rights discussed in Alexion’s Form 10-K referred to above. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

Contacts:
Alexion Pharmaceuticals, Inc.	Euro RSCG Life NRP	Rx Communications
David Keiser	Ernie Knewitz (Media)	Rhonda Chiger
President & COO	212-845-4253	(Investor)
203-272-2596		917-322-2569

ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	Three months ended January 31,		Six months ended January 31,
	2004	2003	2004	2003
CONTRACT RESEARCH REVENUES	$147	$220	$294	$543
OPERATING EXPENSES
Research and development	14,565	18,243	31,212	37,436
General and administrative	3,300	2,754	6,114	4,900
Total operating expenses	17,865	20,997	37,326	42,336
Operating loss from continuing operations	(17,718)	(20,777)	(37,032)	(41,793)
OTHER INCOME AND EXPENSE
Investment income	994	1,662	1,995	3,544
Interest expense	(1,867)	(1,867)	(3,737)	(3,735)
Loss from continuing operations before taxes	(18,591)	(20,982)	(38,774)	(41,984)
State tax benefit	62	—	133	—
Net loss from continuing operations	(18,529)	(20,982)	(38,641)	(41,984)
Loss from discontinued operations of Columbus Farming Corporation	(18)	(483)	(118)	(1,121)
Net loss	$(18,547)	$(21,465)	$(38,759)	$(43,105)
BASIC AND DILUTED NET LOSS PER SHARE
Loss from continuing operations	$(0.85)	$(1.15)	$(1.84)	$(2.31)
Loss from discontinued operations	$(0.00)	$(0.03)	$(0.01)	$(0.06)
NET LOSS PER SHARE	$(0.85)	$(1.18)	$(1.85)	$(2.37)
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	21,893	18,207	20,924	18,206

Balance Sheet Data (dollars in thousands)	Jan 31, 2004	Jan 31, 2003	July 31, 2003
	(unaudited)	(unaudited)	(audited)

Cash, cash equivalents and marketable securities	$223,216	$253,212	$215,382
Total Assets	$272,119	$305,837	$266,077
Net Stockholders’ Equity	$126,003	$162,344	$120,286